Exhibit 99

Ameriwest Energy Appoints Chief Financial Officer

Ameriwest Energy Corp. (OTCBB: AWEC) ("Ameriwest" or the "Company") is pleased to announce the appointment of Mr. Joseph J. McQuade to the position of Chief Financial Officer for the Company.

Mr. McQuade has participated in the oil and gas industry in various finance, accounting and managerial roles for over 35 years. From 1981 through 1998, he served as Vice President of Finance, President or Chairman of the Board of Hawk Industries, Inc., a public oil and gas exploration company with properties in Wyoming, Utah, Colorado, Montana, New Mexico and Oklahoma. From 1998 to 2002, Mr. McQuade served as President and CEO of Allagesh Oil Company, a group of oil and gas royalty partnerships. Most recently from 2003 to the 2007, he served as Chief Financial Officer of Woodworker's Supply, Inc.

Mr. McQuade holds a Bachelor of Science degree from Brigham Young University and a Masters in Business Administration from the University of Wyoming. Additionally, he is a member of the American Institute of Certified Public Accountants and Wyoming Society of Certified Public Accountants.

Company President Walter Merschat states, "We are very pleased to welcome Mr. McQuade to our team. With his extensive financial background specific to our industry, we consider ourselves extremely fortunate to benefit from his considerable experience."

Details regarding the appointment will be submitted to the Securities and Exchange Commission ("SEC") as part of the Company's Form 8-K filing dated June 6th, 2008. The appointment is effective immediately.

About Ameriwest Energy Corp. (OTCBB: AWEC)

Ameriwest Energy Corp. is a growing, expertly managed energy company focused on producing underdeveloped oil resources in the prolific Rocky Mountain region of the United States. The company is striking a strategic balance between low-risk tertiary recovery projects and extensively mapped exploration plays with significant upside potential. Visit our website at www.ameriwestenergy.com.

Notice Regarding Forward-Looking Statements

Except for statements of historical fact, this news release contains certain "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995, including, without limitation, expectations, beliefs, plans and objectives regarding development and exploration activities. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of Ameriwest to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and changes in consumer and business consumption habits and other factors over which Ameriwest Energy Corp., or any affiliates, has little or no control. Risks, uncertainties and other factors are discussed in documents filed from time to time by Ameriwest with the Securities and Exchange Commission. There is no assurance that Ameriwest's expectations will be realized, and actual results may differ materially from those expressed in the forward-looking statements. Information concerning oil reserve estimates may also be deemed to be forward-looking statements, as it constitutes a prediction of what might be found to be present when and if a project is actually developed.

On Behalf of the Board

Ameriwest Energy Corp.
Walter R. Merschat, President

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Investor Relations Contact:
Great Northwest Investor Relations, Inc.
1-888-697-4712
Visit our website at www.ameriwestenergy.com

Source: Marketwire (June 6, 2008 - 4:00 PM EDT)

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